Exhibit 99.1

April 1, 2002

Securities and Exchange Commission
Washington, DC

Arthur Andersen LLP has represented to Enchira Biotechnology Corporation that its audit was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Yours truly,

/s/ Paul G. Brown

Paul G. Brown, III

Chief Financial Officer and Vice President — Finance and Administration